INSURAGUEST

October 3, 2023

TSX.V Symbol: ISGI
OTCQB Symbol: ISGIF

INSURAGUEST TECHNOLOGIES ANNOUNCES PRIVATE PLACEMENT

VANCOUVER, British Columbia (October 3, 2023) – InsuraGuest Technologies, Inc.® (TSX-V: ISGI) (OTCQB: ISGIF) ("InsuraGuest" or the "Company") the Board of Directors have approved a private placement financing of 5,744,250 common shares (the "Shares") at $0.02 per Share for gross proceeds of $114,885 CAD ($85,100 USD) (the "Offering").

The proceeds from the private placement will be used for marketing expenses, to pay accounts payable, and for general corporate purposes.

InsuraGuest Technologies Inc.

Harnessing the Power of Technology to Reinvent Insurance

InsuraGuest Technologies (TSX.V: ISGI) (OTCQB: ISGIF) is an insurtech (insurance+technology) company that is disrupting the insurance landscape by utilizing its proprietary software platform to deliver digital insurance to multiple sectors. We are transforming the way insurance is delivered with the revolutionary idea that insurance should be bought, not sold.
CA/LIC: 6001686

For more information, visit: www.InsuraGuest.com.

The TSX.V has not reviewed and does not accept responsibility for the accuracy or adequacy of this release.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. There is no assurance that this new business product offering or other planned products will be successful. The insurance industry is intensely competitive in the business owner policy sector, and the Company's competitors have significantly more resources than the Company. Acceptance by potential customers is difficult to predict, particularly in the case of new products and disruptive technologies. If the Company fails to achieve market acceptance it will significantly impact its results and financial resources. Achieving market acceptance may require advertising budgets that exceed the Company's current resources and require the Company to seek

additional debt or equity financing. There is no assurance that such financing will be available at reasonable prices or at all.

NEITHER TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Company Contact:
Investor Relations
Investor@InsuraGuest.com